Exhibit 1.01

VOXX International Corporation
Conflict Minerals Report
For The Year Ended December 31, 2017

This is the Conflict Minerals Report of VOXX International Corporation (herein referred to as “Voxx,” the “Company,” “we,” “us,” or “our”) for Calendar Year 2017 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

The Conflict Minerals Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). The Conflict Minerals Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”) for the purposes of this assessment. These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), or from recycled and scrap sources, the registrant must submit a Form SD which describes the Reasonable Country of Origin Inquiry completed.

If a registrant has reason to believe that any of the conflict minerals in its supply chain may have originated in the Covered Countries, or if it is unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report (“CMR”), to the SEC that includes a description of those due diligence measures.

Company Overview and Supply Chain

We support the humanitarian goal of the Dodd-Frank Act in ending the illegal trade of Conflict Minerals originating in the Covered Countries, while supporting legitimate commercial ventures in the region. We do not purchase any Conflict Minerals directly from any source. We are dedicated to working with our suppliers to increase transparency regarding the origin of minerals contained in our products.

Product Lines: Voxx is a leading international manufacturer and distributor in the Automotive, Premium Audio and Consumer Accessories industries. Our principle products include rear-seat entertainment devices, satellite radio products, automotive security, remote start systems, mobile multimedia devices, aftermarket/OE-styled radios, car-link smartphone telematics application, collision avoidance systems, location-based services, home theater systems, high-end loudspeakers, outdoor speakers, iPod/iPad and computer speakers, business music systems, cinema speakers, flat panel speakers, Bluetooth speakers, soundbars, headphones, DLNA (Digital Living Network Alliance) compatible devices, remote controls, wireless and Bluetooth speakers, karaoke products, action cameras, iris identification and security related products, personal sound amplifiers, infant/nursery products, activity tracking bands, smart-home security and safety products, A/V connectivity products, portable/home charging products, and reception and digital consumer products. We conducted an analysis of our products and found that tin, tantalum, tungsten and gold (3TG) are found in substantially all of our products.

Determination of In-Scope Products: We are subject to the Conflict Mineral Rule because certain products that we manufacture and distribute contain 3TG that are necessary to the functionality or production of the products; however, we do not directly source 3TG from mines, smelters or refiners. We believe that in most cases, we are several steps removed in the supply chain from these market participants, limiting our influence over their sourcing. Furthermore, because of the depth, geographic diversity, complexity and evolution of our supply chain, and due to competitive factors, we have difficulty identifying market participants above our direct suppliers in the supply chain and must rely on our direct suppliers to work with their upstream suppliers in order that they may provide us with accurate information about the origin of 3TG in the components we purchase.

Determination: For 2017, we did not find that any of the necessary 3TG contained in our products directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country; however, we did not conclude that any of our products were “DRC conflict free,” because there are too many remaining unknowns.  Furthermore, given that Voxx has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted. Our use of the terms “adjoining country,” “armed group” and “DRC conflict free” have the same meanings as those provided in the Conflict Minerals Rule.

Conflict Minerals Policy

Voxx strongly disapproves of the violence in the DRC and adjoining countries. We have a DRC Conflict Minerals sourcing policy setting forth that the Company does not knowingly source metals that come from conflict mines in the Eastern provinces of the Democratic Republic of Congo or adjoining countries (the “Conflict Region”). The Company has no policy that would avoid sourcing from the DRC and covered countries altogether, but rather strives to source responsibly from this region. Voxx’s goal is to ultimately be able to certify that all of its products are manufactured with conflict free minerals. Voxx’s Conflict Minerals Policy statement can be found here: http://www.voxxintl.com/policies/suppliers/

All employees who are members of the Company’s Conflict Minerals Process Organization (as defined in section 1.B. of the Due Diligence portion of the report) are required to review the Company’s policy on conflict minerals and the relevant due diligence process. The Process Administrator and Conflict Minerals Champions (as defined within Establish Strong Company Management Systems in the Due Diligence Design section) are responsible for ensuring that the related materials are appropriately communicated to organization members and key employees involved in the Company’s supply chain management.

Suppliers are encouraged to support industry efforts to enhance traceability and responsible practices in global mineral supply chains. The Company provides consultation and reference materials to all suppliers, as requested, to aid them in understanding our conflict mineral process and due diligence plan and in developing their own policies toward preventing the use of conflict minerals or derivative metals sourced from mines controlled by armed groups in the Conflict Region.

Reasonable Country of Origin Inquiry

As required by the Conflict Minerals Rule, we conducted a “reasonable country of origin inquiry” covering 2017. Voxx utilizes Conflict Minerals software and services provided by its External Conflict Minerals Advisor to conduct its reasonable country of origin inquiry. Our outreach included communicating requests for the Responsible Minerals Initiative (“RMI”) (formerly CFSI) Conflict Minerals Reporting Template (“the CMRT”) to all Voxx’s direct suppliers.

Supplier Surveys: Our data source consisted of all Company purchases for the calendar year and we identify our population of suppliers based on these purchases and focused on all products sourced from these suppliers. We requested that all suppliers provide information to us regarding 3TG and smelters using the CMRT. The CMRT was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material to a manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict-free policy, its due diligence process, and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TG used by those facilities.

Our evaluation encompassed 100% of the raw materials we purchased in 2017 from third parties for which the Company has manufacturing oversight, in accordance with the Conflict Minerals Rule. For the purpose of the Reasonable Country of Origin Inquiry, Voxx continued to receive supply chain responses through May 22, 2018. Based on the process described above, Voxx received the following results from its Reasonable Country of Origin Inquiry:

	2017	2016	2015
Initial Assessment and Survey
Total products surveyed in responses received	6,357	7,182	7,204

Response rate (products)	92%	80%	80%

Supplier Responses
Products containing no Conflict Minerals in materials provided to Voxx	1,355	1,777	1,284
	21%	25%	18%

Products for which Conflict Minerals do not originate from DRC or adjoining countries	3,847	3,659	3,905
	61%	51%	54%

Products for which Conflict Minerals source is unknown	1,155	1,746	2,015
	18%	24%	28%
The Company has noted that supplier engagement is at its highest level for the calendar year ended December 31, 2017, as continued efforts have been made by the Company to contact all suppliers and obtain responses. Additionally, for 2017, the number of unknown material in our supplier responses remains has dropped below 20%, indicating that the suppliers we do business with appear to be becoming more responsible in their sourcing of conflict minerals. Additionally, our supplier responses in 2017, 2016 and 2015 were significantly higher than they were when the Company began this process in 2013 with a response rate of 50%. As such, and we believe we have compiled the most complete and accurate data for 2017, representing the minerals in our supply chain. Refer also to the Company’s Reasonable Country of Origin Inquiry process for the steps taken by the Company in 2017 above.

Provided below is a link to Voxx’s internet disclosure of this Conflict Minerals Report: http://investors.voxxintl.com/financial-information/sec-filings.

Through Supply Chain Solutions, Voxx has created and maintains a database of this information, with the assistance of its External Conflict Minerals Advisor, Verisk 3E (“3E”). A copy of the declared sources of material has been included as part of this filing in Appendix A. The declared sources represent a summary of all available information, which has been declared by our suppliers in response to the RCOI.

Verification of Supplier Responses: We utilize the CMRT developed by the RMI to identify smelters and refiners in our supply chain. The CMRT must be completed and signed by an appropriate supplier signatory and requires suppliers to provide information concerning the usage and source of 3TG in their components, parts and products, as well as information concerning their related compliance efforts.

Each year, prior to administering the CMRT to our suppliers, 3E sends preliminary letters to each in-scope supplier to provide additional information about the CMRT that will be sent. Voxx also offers to its suppliers online training sessions, through 3E, in multiple languages, to assist the suppliers in their understanding and timely completion of the CMRT and to educate them regarding the relevant SEC requirements and Voxx’s due diligence expectations.

Due Diligence Design

We have designed our due diligence measures relating to 3TG to conform with, in all material respects, the criteria set forth in the Organization for Economic Cooperation and Development’s Due Diligence Guidance for Responsible Supply Chains of Mineral from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Second Edition 2013) (the “OECD Guidance”). The OECD Guidance establishes a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Due diligence is required for the 3TG found during our Reasonable Country of Origin Inquiry that may possibly be sourced from the covered countries, or for which the origin is unknown based on our RCOI. The goal of our due diligence is to mitigate the risk that trade of 3TG in our products directly or indirectly funds illicit armed groups in the covered countries. The numbered headings below conform to the headings used in the OECD Guidance for each of the five steps.

1.	Establish Strong Company Management Systems

A.
Policy - As cited above, we have adopted a Conflict Minerals sourcing policy setting forth that the Company does not knowingly source metals that come from conflict mines in the Eastern provinces of the Democratic Republic of the Congo or adjoining countries (the “Conflict Region”). The Company strives to source responsibly from this region. Voxx’s goal is to ultimately be able to certify that all of its products are manufactured with conflict free minerals. Voxx’s Conflict Minerals Policy statement can be found at: http://www.voxxintl.com/policies/suppliers/

B.
Internal Management Systems to Support Supply Chain Due Diligence - Voxx has created internal standard operating procedures (“SOPs”) for its Conflict Minerals Process Organization (“the Organization”), which was established by the Company to lead the Company’s conflict minerals evaluation and due diligence process. These SOPs provide a step by step process that each business unit, department and employee must follow to generate and maintain the necessary information needed for Voxx’s compliance with the Rule.

The Organization is structured to provide Company-wide involvement of key individuals who have an impact on product development, procurement, production, supplier evaluation, public relations, corporate and social responsibility, information technology, legal and reporting. The members of the Organization are responsible for ensuring that the Company’s due diligence process is properly executed, and all issues identified during implementation or ongoing execution are appropriately addressed and resolved on a timely basis. The Organization includes:

•	Process Oversight - VOXX International Corporation’s Board of Directors

•
Process Sponsor - President and Chief Executive Officer, who sets the tone at the top and emphasizes the importance of maintaining compliance with the Company’s established Conflict Minerals policy and due diligence process and improving supply chain management related to potential conflict minerals sources.

•
Process Leader - One of Voxx’s Assistant Vice Presidents in the Accounting Department, who develops and oversees the Conflict Minerals due diligence process, ensures compliance with due diligence objectives and oversees day to day coordination of efforts pertaining to the due diligence process between management, external advisors and auditors.

•
Process Administrator - Responsible for administering and documenting day to day activities of the Conflict Minerals due diligence process, and coordinating efforts between management, external advisors and auditors. This role is performed by one of the Company’s administrative assistants.

•	External Conflict Minerals Advisor - Verisk 3E

•
Conflict Minerals Steering Committee - Representing a cross-section of the Company’s organizational leadership, responsible for sustaining and driving the Conflict Minerals due diligence process, making decisions and ensuring the evaluation process proceeds efficiently and effectively. The members of this committee include the Company’s Senior Vice President and Chief Operating Officer, General Counsel, as well identified leads at Corporate headquarters and within the Company’s subsidiaries at which the majority of products and materials containing conflict minerals reside, generally members of the Engineering Department.

•
Corporate Compliance Team - Responsible for monitoring the control environment related to, and management of, the external reporting process. Members of this team include the Manager of Financial Reporting and the Director of Corporate Compliance, who are responsible for the filing of SEC reports and the Company’s SOX compliance, as well as members of the Accounting Department, who carry out the conflict minerals due diligence objectives.

•
Conflict Minerals Champions - Designated individuals at each of the Company’s subsidiaries responsible for monitoring the functions in their respective processes, communicating with the Conflict Minerals Steering Committee about issues and changes within their processes and communicating with local personnel on new developments or requirements of the Conflict Minerals evaluation.

•
Significant Subsidiaries and Process Owners - Significant operating groups (and their respective owners/group leaders) identified by Company management that source or manufacture products containing minerals included on the Conflict Minerals list and requiring evaluation.

The Conflict Minerals Steering Committee, Corporate Compliance Team and Conflict Minerals Champions are responsible for assisting the Process Owners in the development, documentation and implementation of the Company’s procedures and the evaluation of potential conflict minerals procurement for its supply chain. All internal resources performing and/or assisting in the Conflict Minerals evaluation and due diligence are qualified to perform his/her respective duties in the evaluation and are trained on the systems used to carry out the Company’s due diligence.

Voxx uses 3E’s online database to maintain business records, including supplier responses, supplier corrective actions and risk mitigation processes. A report is generated from the database, at least annually, outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment.

C.
Establish System of Controls and Transparency Over Mineral Supply Chain - We use 3E’s online database to track and evaluate supplier responses, which produces reports including red flags on suppliers currently providing conflict minerals and the metals contained in the product; items and related suppliers with one or more red flags; suppliers with insufficient responses; suppliers with anomalies in the due diligence process that need resolution; and suppliers who fail to respond. This report is used to prepare the Company’s annual Conflict Minerals Report, as well as to plan for the subsequent years’ due diligence efforts. The storage of these metrics is an important part of demonstrating transparency and in accordance with OECD guidance in Step 1 - C.5., is maintained for a minimum of five (5) years, which allows Voxx to show the long-term evolution and improvement of its program to its shareholders.

D.
Strengthen Company Engagement with Suppliers - For the 2013, 2014 and 2015 Conflict Minerals reporting years, members of the Company’s Conflict Minerals Process Organization traveled to the annual Consumer Electronics Show (“CES”) in Las Vegas, Nevada, held each January, in order to conduct in-person meetings with several of the Company’s top suppliers to discuss the Company’s conflict mineral initiatives and provide additional information and answer inquiries related to the CMRT administered. The meetings were arranged by Voxx’s Process Administrator, based on information obtained and supplied by the Company’s engineers, purchasing department and project managers, through their ongoing communication with the suppliers throughout the year. These meetings provided the Company with the opportunity to engage with suppliers and direct them to information and training resources to attempt to increase the response rate and improve the content of the supplier survey responses. During 2015, the Company and representatives from 3E met with several suppliers to review previous submissions of the CMRT and discuss how to properly complete the template. Many suppliers had not provided the necessary level of detail in prior years and the Company specifically arranged time with these suppliers to address their questions and clearly express the Company’s expectations. Going forward, The Company intends to hold these meetings periodically, as deemed necessary, in order to maintain its relationships with vendors that have been developed in prior years, as we believe the ability to meet with these suppliers in person improves the due diligence process.

The Company strives to maintain positive long-term relationships with all of its suppliers while remaining cost competitive in the market and upholding established quality standards. Whenever possible, the Company will leverage its long-term relationships to influence its suppliers to support conflict minerals initiatives and enable the Company to continue to responsibly source from them.

2.	Identify and Assess Risk in the Supply Chain

A.
Identify Smelters/Refiners in Supply Chain - The Company’s consultant, 3E, has created and maintains for Voxx, a supplier database to facilitate supply chain inquiries and control the documentation of due diligence performed related to potential conflict minerals within its supply chain. The supplier database is maintained within a software tool, Supply Chain Solutions, provided to the Company by 3E. 3E ensures the security of supplier information and that responsible Organization members have been granted access to enter and maintain products and suppliers within the database and execute supplier inquiries. The Company reports on all conflict mineral related products each year. In order to accomplish this, the suppliers of each item on the active item lists provided by the operating groups are identified. After the initial assessment is complete, suppliers providing conflict mineral related items are clearly identified in the Supplier Database.

We request all of our suppliers to complete the CMRT to determine the mines or locations of origin of 3TG in our supply chain. Additionally, we request that suppliers provide us with smelter IDs, as applicable, related to the smelters they source from. We use the data collected to compare to a validated smelter list to help us decide how we wish to conduct business with these suppliers going forward.

B.
Risk Assessment Scope - Members of the Corporate Compliance team meet with advisors from 3E at least bi-weekly after CMRTs are sent to the suppliers in order to discuss the status of due diligence efforts, as well as to improve efforts to obtain information on country of origin of the minerals and to mitigate red flags.

Each year, subsequent to the filing of our Conflict Minerals Report, our advisors from 3E conduct a “lessons learned” meeting with members of the Corporate Compliance Team to discuss how best to focus our efforts on non-responsive vendors for the following reporting year in order to continue our efforts to improve vendor responses.

C.
Assess Due Diligence - Responses to the CMRT must contain all required data in the format corresponding to the survey. If responses are incomplete or inconsistent, the supplier is contacted and asked for missing or supplemental data. This is initially done by 3E via emails sent to the suppliers and followed up by telephone contact. After unsuccessful attempts at contact by 3E, the supplier and CMRT information in question will be referred to the Corporate Compliance team as ‘non-responsive,’ where additional attempts to contact the supplier via email or phone are made by the team to obtain the required information and reiterate the Company’s expectations of compliance.

Product information provided in the CMRT responses are compared to the Company’s purchasing records for the suppliers to ensure it supports the supplier’s disclosure (i.e. products included on the CMRT match products listed in supplier’s response). Some suppliers provide a ‘company level response,’ which is a disclosure of all the metals and smelters the supplier uses in every product it sells. When a company level response is received, 3E and the Corporate Compliance Team review the information and materials listed, as compared to the Company’s purchasing records.

Smelter information provided in the CMRT is compared the CFSI Conflict Free Smelter (“CFS”) list at http://www.conflictfreesourcing.org. 3E compares supplier reported smelter information per the completed CMRT to the list on this site to validate whether the smelter is known and further determine its status with CFSI in the event it is known (i.e. Compliant, Active, In Progress, or none). 3E’s conflict mineral software provides reports broken down by “known” and “unknown” smelters for review by the Corporate Compliance team.

3.	Design and Implement a Strategy to Respond to Identified Risks

We have procedures for monitoring and reporting on risk to designated senior management, the Audit Committee and Board of Directors. Pursuant to these procedures, the findings of our compliance efforts are reported to senior management of the Company, as well as to the Company’s Board of Directors and Audit Committee.

4.	Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

In connection with our due diligence, we utilize information made available by the CFSI concerning third party audits of smelters and refiners to determine whether the smelter or refiner has obtained a conflict free certification and remains in compliance.

5.	Report on Supply Chain Due Diligence

We file a Form SD, and to the extent applicable, a Conflict Mineral Report, with the Securities and Exchange Commission and make them available on our website.

Due Diligence Execution

1.
We sent requests to all of our suppliers identified for 2017 who we believe sold us products containing 3TG. We requested that they complete a CMRT and provide us with smelter ID’s, as applicable, related to the smelters they source from. We (3E, followed by the Corporate Compliance team) followed up via email and phone with suppliers who did not provide a response or provided an incomplete CMRT within the specified time frame communicated to the suppliers.

2.
We compared product information provided in the CMRT responses to our purchasing records for the suppliers to ensure it supports the supplier’s disclosure (i.e. products included on the CMRT match products listed in supplier’s response). Any inconsistencies in information resulted in follow up emails or phone calls to the supplier to clarify the CMRT responses.

3.	We reviewed the smelter information provided by suppliers in the CMRT and compared the information against the CFS list.

4.
The findings of our compliance efforts with respect to the calendar year ended December 31, 2017 were reported to senior management of the Company, as well as to the Board of Directors and Audit Committee.

Future steps to be taken to improve due diligence and risk mitigation

We intend to take the following steps to improve the due diligence conducted to further mitigate the risk that the conflict minerals in our products finance or benefit armed groups in the DRC:

•	Continue to engage suppliers to obtain current, accurate and complete information about the supply chain.

•	Continue to focus efforts to determine the source of components that the Company identified as not being conflict free or that had unknown results.

•	Work through the CFSI to expand the smelters and refiners participating in the CFS Program.

•
Engage any suppliers, if found to be providing us with components or materials containing conflict minerals from sources that support conflict in the DRC, to establish an alternative source of conflict minerals that does not support such conflict.

•	Work with the OECD and relevant trade associations to define and improve best practices and encourage responsible sourcing of conflict minerals.

Based on the information provided by Voxx’s suppliers utilized during 2017, the Company believes that the facilities that may have been used to process 3TG’s in our products include the smelters and refiners listed in Appendix A below. The supplier responses included Known and Unknown smelters, but based on the absence of reliable information on the Unknown smelters, only the Known smelters have been included in Appendix A.

Appendix A
Smelter Name	Smelter Country	Compliant Refiner Location	Gold	Tungsten	Tantalum	Tin
A.L.M.T. TUNGSTEN Corp.	JPN	Toyama City, Toyama		X
Abington Reldan Metals, LLC	USA	Pennsylvania, United States	X
ACL Metais Eireli	BRA	Araçariguama, São Paulo		X
Advanced Chemical Company	USA	Warwick, Rhode Island	X
Aida Chemical Industries Co., Ltd.	JPN	Fuchu, Tokyo	X
Aktyubinsk Copper Company TOO	KAZ	Aktobe	X
Al Etihad Gold LLC	ARE	Dubai	X
Allgemeine Gold-und Silberscheideanstalt A.G.	DEU	Pforzheim, Baden-Württemberg	X
Almalyk Mining and Metallurgical Complex (AMMC)	UZB	Almalyk, Tashkent Province	X
Alpha	USA	Altoona, Pennsylvania				X
An Thai Minerals Co., Ltd.	VNM	Quy Hop, Nghe An				X
An Vinh Joint Stock Mineral Processing Company	VNM	Quy Hop, Nghe An				X
AngloGold Ashanti Corrego do Sitio Mineracao	BRA	Nova Lima, Minas Gerais	X
Argor-Heraeus S.A.	CHE	Mendrisio, Ticino	X
Asahi Pretec Corporation	JPN	Kobe, Hyogo, Japan	X
Asahi Refining Canada Ltd.	CAN	Brampton, Ontario	X
Asahi Refining USA Inc.	USA	Salt Lake City, Utah	X
Asaka Riken Co., Ltd	JPN	Tamura, Fukushima	X		X
Asia Tungsten Products Vietnam Ltd.	VNM	Vinh Bao District, Hai Phong		X
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TUR	Istanbul, Istanbul Province	X
AU Traders and Refiners	ZAF	Johannesburg, Gauteng	X
AURA-II	USA	Milwaukee, Wisconsin	X
Aurubis AG	DEU	Hamburg, Hamburg State	X
Bangalore Refinery	IND	Bangalore, Karnataka	X
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHL	Quezon City, Metro Manila	X
Bauer Walser AG	DEU		X
Boliden AB	SWE	Skelleftehamn, Västerbotten	X
C. Hafner GmbH + Co. KG	DEU	Pforzheim, Baden-Württemberg	X
Caridad	MEX		X
CCR Refinery - Glencore Canada Corporation	CAN	Montréal, Quebec	X
Cendres + Métaux SA	CHE	Biel-Bienne, Bern	X
Changsha South Tantalum Niobium Co., Ltd.	CHN	Changsha, Hunan			X
Chenzhou Diamond Tungsten Products Co., Ltd.	CHN	Chenzhou, Hunan		X

Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHN	Chenzhou, Hunan				X
Chimet S.p.A.	ITA	Arezzo, Tuscany	X
China National Gold Group Corporation	CHN		X
China Tin Group Co., Ltd.	CHN	Laibin, Guangxi				X
Chongyi Zhangyuan Tungsten Co., Ltd.	CHN	Ganzhou, Jiangxi		X
Chugai Mining	JPN		X
CNMC (Guangxi) PGMA Co. Ltd.	CHN					X
Cooperativa Metalurgica de Rondônia Ltda.	BRA	Ariquemes, Rondonia				X
CV Ayi Jaya	IDN	Sungailiat, Kepulauan Bangka Belitung				X
CV Dua Sekawan	IDN	Pangkal Pinang, Kepulauan Bangka Belitung				X
CV Gita Pesona	IDN	Sungailiat, Bangka Belitung				X
CV Justindo	IDN	Kabupaten, Bangka				X
CV Makmur Jaya	IDN					X
CV Tiga Sekawan	IDN	Pangkal Pinang, Kepulauan Bangka Belitung				X
CV United Smelting	IDN	Pangkal Pinang, Bangka				X
CV Venus Inti Perkasa	IDN	Pangkal Pinang, Bangka Belitung				X
D Block Metals, LLC	USA	Gastonia, North Carolina			X
Da Nang Processing Import and Export Joint Stock	VNM	Hai Duong				X
Daejin Indus Co., Ltd.	KOR	Namdong, Incheon	X
DaeryongENC	KOR		X
Daye Non-Ferrous Metals Mining Ltd.	CHN		X
Dayu Jincheng Tungsten Industry Co., Ltd.	CHN	Dayu Country, Jiangxi		X
Dayu Weiliang Tungsten Co., Ltd.	CHN	Nan'an, Dayu, Ganzhou, Jiangxi		X
Degussa Sonne / Mond Goldhandel GmbH	DEU	Pforzheim, Baden-Württemberg	X
DODUCO Contacts and Refining GmbH	DEU	Pforzheim, Baden-Württemberg	X
Dowa	JPN	Kosaka, Akita	X			X
DSC (Do Sung Corporation)	KOR	Gimpo, Gyeonggi	X
Duoluoshan	CHN	Sihui City, Guangdong			X
E.S.R. Electronics	USA	Houston, Texas			X
Eco-System Recycling Co., Ltd.	JPN	Honjo, Saitama	X
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VNM	Tinh Tuc, Cao Bằng				X
Elemetal Refining, LLC	USA	Jackson, Ohio	X
EM Vinto	BOL	Oruro, Oruro				X

Emirates Gold DMCC	ARE	Dubai	X
Estanho de Rondônia S.A.	BRA					X
Exotech Inc.	USA	Pompano Beach, Florida			X
F&X Electro-Materials Ltd.	CHN	Jiangmen, Guangdong			X
Faggie Enrico S.p.A.	ITA	Sesto Fiorentino, Florence	X
Feinhütte Halsbrücke GmbH	DEU					X
Fenix Metals	POL	Chmielów, Podkarpackie				X
Fidelity Printers and Refiners Ltd.	ZWE		X
FIR Metals & Resource Ltd.	CHN	Zhuzhou, Hunan			X
Fujian Jinxin Tungsten Co., Ltd.	CHN	Yanshi, Longyan, Fujian		X
Ganxian Shirui New Material Co., Ltd.	CHN			X
Ganzhou Haichuang Tungsten Industry Co., Ltd.	CHN	Ganzhou, Jiangxi		X
Ganzhou Huaxing Tungsten Products Co., Ltd.	CHN	Ganzhou, Jiangxi		X
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHN	Ganzhou, Jiangxi		X
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHN	Ganzhou, Jiangxi		X
Ganzhou Seadragon W & Mo Co., Ltd.	CHN	Ganzhou, Jiangxi		X
Ganzhou Yatai Tungsten Co., Ltd.	CHN	Ganzhou, Jiangxi		X
Geib Refining Corporation	USA	Warwick, Rhode Island	X
Gejiu Fengming Metallurgy Chemical Plant	CHN	Gejiu, Yunnan				X
Gejiu Jinye Mineral Company	CHN	Gejiu, Yunnan				X
Gejiu Kai Meng Industry and Trade LLC	CHN	Gejiu, Yunnan				X
Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHN	Gejiu, Yunnan				X
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHN	Geiju, Yunnan				X
Gejiu Zi-Li	CHN					X
Global Advanced Metals Aizu	JPN	Aizuwakamatsu, Fukushima			X
Global Advanced Metals Boyertown	USA	Boyertown, Pennsylvania			X
Global Tungsten & Powders Corp.	USA	Towanda, Pennsylvania		X
Gold Refinery of Zijin Mining Group Co., Ltd.	CHN	Shanghang, Fujian	X
Great Wall Precious Metals Co., Ltd. of CBPM	CHN		X
Guangdong Hanhe Non-ferrous Metal Limited Company	CHN	Chaozhou, Guangdong				X
Guangdong Jinding Gold Limited	CHN		X
Guangdong Rising Rare Metals-EO Materials Ltd.	CHN	Conghua, Guangdong			X

Guangdong Xianglu Tungsten Co., Ltd.	CHN	Chaozhou, Guangdong		X
Guangdong Zhiyuan New Material Co., Ltd.	CHN	Yingde, Guangdong			X
Guanyang Guida Nonferrous Metal Smelting Plant	CHN	Guanyang, Guangxi				X
Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CHN	Kaili, Guizhou			X
Gujarat Gold Centre	IND	Ahmedabad, Gujarat	X
Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHN	Zhaoyuan, Shandong	X
H.C. Starck Co., Ltd.	THA	Map Ta Phut, Rayong			X
H.C. Starck GmbH Laufenburg	DEU	Laufenburg, Baden-Württemberg			X
H.C. Starck Group	DEU				X
H.C. Starck Hermsdorf GmbH	DEU	Hermsdorf, Thuringia			X
H.C. Starck Inc.	USA	Newton, Massachusetts			X
H.C. Starck Ltd.	JPN	Mito, Ibaraki			X
H.C. Starck Smelting GmbH & Co. KG	DEU	Laufenburg, Baden-Württemberg		X	X
H.C. Starck Tantalum and Niobium GmbH	DEU	Goslar, Niedersachsen			X
H.C. Starck Tungsten GmbH	DEU	Goslar, Lower Saxony		X
Hangzhou Fuchunjiang Smelting Co., Ltd.	CHN		X
HeeSung Metal Ltd.	KOR	Seo-gu, Incheon-gwangyeoksi	X
Heimerle + Meule GmbH	DEU	Pforzheim, Baden-Württemberg	X
Hengyang King Xing Lifeng New Materials Co., Ltd.	CHN	Hengyang, Hunan			X
Heraeus Metals Hong Kong Ltd.	CHN	Fanling, Hong Kong	X
Heraeus Precious Metals GmbH & Co. KG	DEU	Hanau, Hesse	X
Hi-Temp Specialty Metals, Inc.	USA	Yaphank, New York			X
HuiChang Hill Tin Industry Co., Ltd.	CHN	Ganzhou, Jiangxi				X
Huichang Jinshunda Tin Co. Ltd	CHN	Ganzhou, Jiangxi				X
Hunan Chenzhou Mining Group Co., Ltd.	CHN	Yuanling, Hunan	X	X
Hunan Chuangda Vandadium Tungsten Co., Ltd. Wuji	CHN	Hengyang, Hunan		X
Hunan Chuangda Vandadium Tungsten Co., Ltd. Yanglin	CHN	Hengyang, Hunan		X
Hunan Chunchang Nonferrous Metals Co., Ltd.	CHN	Hengyang, Hunan		X
Hunan Litian Tungsten Industry Co., Ltd.	CHN	Yiyang, Hunan		X
HwaSeong CJ Co. Ltd.	KOR		X
Hydrometallurg, JSC	RUS	Nalchik, Kabardino-Balkar		X
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHN	Hohhot, Nei Mongol	X

Ishifuku Metal Industry Co., Ltd.	JPN	Soka, Saitama	X
Istanbul Gold Refinery	TUR	Kuyumcukent, Istanbul	X
Italpreziosi	ITA	Arezzo, Toscana	X
Japan Mint	JPN	Osaka, Osaka	X
Japan New Metals Co., Ltd.	JPN	Akita City, Akita		X
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHN	Ganzhou, Jiangxi		X
Jiangxi Copper Co., Ltd.	CHN	Guixi City, Jiangxi	X
Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHN	Huanglong, Jiangxi		X
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHN	Fengxin, Jiangxi			X
Jiangxi Gan Bei Tungsten Co., Ltd.	CHN	Xiushui, Jiangxi		X
Jiangxi Ketai Advanced Material Co., Ltd.	CHN	Yichun, Jiangzi				X
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHN			X
Jiangxi Nanshan	CHN					X
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHN	Tonggu, Jiangxi		X
Jiangxi Tuohong New Raw Material	CHN	Yi Chun City, Jiangxi			X
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHN	Ganzhou, Jiangxi		X
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHN	Xiushui, Jiangxi		X
Jiangxi Yaosheng Tungsten Co., Ltd.	CHN	Ganzhou, Jiangxi		X
JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHN	Jiujiang, Jiangxi			X
Jiujiang Tanbre Co., Ltd.	CHN	Jiujiang, Jiangxi			X
Jiujiang Zhongao Tantalum & Niobium Co, Ltd.	CHN	Jiujiang, Jiangxi			X
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUS	Verkhnyaya Pyshma, Sverdlovsk	X
JSC Uralelectromed	RUS	Verkhnyaya Pyshma, Sverdlovsk	X
JX Nippon Mining & Metals Co., Ltd.	JPN	Ōita, Ōita	X
Kaloti Precious Metals	ARE	Dubai	X
Kazakhmys Smelting LLC	KAZ	Balkhash, Karaganda Region	X
Kazzinc	KAZ	Ust-Kamenogorsk, Qaraghandy oblysy	X
KEMET Blue Metals	MEX	Matamoros, Tamaulipas			X
KEMET Blue Powder	USA	Mound House, Nevada			X
Kennametal Fallon	USA	Fallon, Nevada		X
Kennametal Huntsville	USA	Huntsville, Alabama		X
Kennecott Utah Copper LLC	USA	Magna, Utah	X
KGHM Polska Miedź Spółka Akcyjna	POL	Lubin, Dolnośląskie	X
King-Tan Tantalum Industry Ltd.	CHN	Yifeng, Jiangxi			X
Kojima Chemicals Co., Ltd	JPN	Sayama, Saitama	X
Korea Metal Co. Ltd	KOR		X

Korea Zinc Co., Ltd.	KOR	Gangnam, Seoul-teukbyeolsi	X
Kyrgyzaltyn JSC	KGZ	Bishkek, Chü	X
Kyshtym Copper-Electrolytic Plant ZAO	RUS		X
L' azurde Company For Jewelry	SAU		X
Lingbao Gold Co., Ltd.	CHN		X
Lingbao Jinyuan Tonghui Refinery Co. Ltd.	CHN		X
Linwu Xianggui Smelter Co	CHN					X
L'Orfebre S.A.	AND	Andorra	X
LSM Brasil S.A.	BRA	São João del Rei, Minas Gerais			X
LS-NIKKO Copper Inc.	KOR	Onsan-eup, Ulsan-gwangyeoksi	X
Luoyang Zijin Yinhui Metal Smelt Co Ltd	CHN		X
Magnu's Minerais Metais e Ligas LTDA	BRA	São João Del Rei, Minas Gerais				X
Malaysia Smelting Corporation (MSC)	MYS	Butterworth, Pulau Pinang				X
Malipo Haiyu Tungsten Co., Ltd.	CHN	Nanfeng Xiaozhai, Yunnan		X
Marsam Metals	BRA	Sao Paolo, São Paulo	X
Materion	USA	Buffalo, New York	X
Matsuda Sangyo Co., Ltd.	JPN	Iruma, Saitama	X
Melt Metais e Ligas S.A.	BRA	Ariquemes, Rondonia				X
Metahub Industries Sdn. Bhd.	MYS		X			X
Metallic Resources, Inc.	USA	Twinsburg, Ohio				X
Metallo Belgium N.V.	BEL	Beerse, Antwerp				X
Metallo Spain S.L.U.	ESP	Berango, Bizkaia				X
Metallurgical Products India Pvt., Ltd.	IND	District Raigad, Maharashtra			X
Metalor Technologies (Hong Kong) Ltd.	CHN	Kwai Chung, Hong Kong	X
Metalor Technologies (Singapore) Pte., Ltd.	SGP	Singapore, South West	X
Metalor Technologies (Suzhou) Ltd.	CHN	Suzhou Industrial Park, Jiangsu	X
Metalor Technologies S.A.	CHE	Marin, Neuchâtel	X
Metalor USA Refining Corporation	USA	North Attleboro, Massachusetts	X
Metalurgica Met-Mex Penoles S.A. De C.V.	MEX	Torreon, Coahuila	X
Mineracao Taboca S.A.	BRA	Bairro Guarapiranga, Pirapora do Bom Jesus City, São Paulo; Presidente Figueiredo, Amazonas			X	X
Minmetals Ganzhou Tin Co. Ltd.	CHN					X
Minsur	PER	Paracas, Ika				X
Mitsubishi Materials Corporation	JPN	Asago, Hyogo; Naoshima, Kagawa	X			X

Mitsui Mining and Smelting Co., Ltd.	JPN	Omuta, Fukuoka; Takehara, Hiroshima	X		X
MMTC-PAMP India Pvt., Ltd	IND	Mewat, Haryana	X
Modeltech Sdn Bhd	MYS	Melaka, Malaysia	X			X
Moliren Ltd	RUS	Roshal, Moscow Region		X
Morris and Watson	NZL	Onehunga, Auckland	X
Morris and Watson Gold Coast	AUS	Gold Coast, Queensland	X
Moscow Special Alloys Processing Plant	RUS	Obrucheva, Moscow Region	X
Nadir Metal Rafineri San. Ve Tic. A.S.	TUR	Bahçelievler, Istanbul	X
Nankang Nanshan Tin Manufactory Co., Ltd.	CHN	Ganzhou, Jiangxi				X
Navoi Mining and Metallurgical Combinat	UZB	Navoi, Navoi Province	X
Nghe Tinh Non-Ferrous Metals Joint Stock Company	VNM	Quy Hop, Quy Hop, Nghe An				X
Niagara Refining LLC	USA	Depew, New York		X
Nihon Material Co., Ltd.	JPN	Noda, Chiba	X
Ningxia Orient Tantalum Industry Co., Ltd.	CHN	Shizuishan City, Ningxia			X
Novosibirsk Processing Plant Ltd.	RUS					X
NPM Silmet AS	EST	Sillamäe, Ida-Virumaa			X
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VNM	Dai Tu, Thai Nguyen		X
O.M. Manufacturing (Thailand) Co., Ltd.	THA	Sriracha, Chon Buri				X
O.M. Manufacturing Philippines, Inc.	PHL	Rosario, Cavite				X
Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUT	Vienna, Vienna	X
Ohura Precious Metal Industry Co., Ltd.	JPN	Nara-shi, Nara	X
OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUS	Krasnoyarsk, Krasnoyarsk Krai	X
OJSC Kolyma Refinery	RUS		X
OJSC Novosibirsk Refinery	RUS	Novosibirsk, Novosibirsk Province	X
Operaciones Metalurgical S.A.	BOL	Oruro, Oruro				X
PAMP S.A.	CHE	Castel San Pietro, Ticino	X
Pease & Curren	USA	Warwick, Rhode Island	X
Penglai Penggang Gold Industry Co Ltd	CHN		X
Philippine Chuangxin Industrial Co., Inc.	PHL	Marilao, Bulacan		X
Phoenix Metal Ltd.	RWA	Jabana, Gasabo, Kigali				X
Plansee	AUT	a. Reutte, Tyrol, Austria; b. Liezen, Styria, Austria			X
Planta Recuperadora de Metales SpA	CHL	Mejillones, Antofagasta	X

Pobedit, JSC	RUS	Vladikavkaz, Republic of North Ossetia-Alania		X
Power Resources Ltd.	MKD	Skopje, Skopje			X
Prioksky Plant of Non-Ferrous Metals	RUS	Kasimov, Ryazan	X
PT Alam Lestari Kencana	IDN					X
PT Aneka Tambang (Persero) Tbk	IDN	Jakarta, Jakarta Raya	X
PT Aries Kencana Sejahtera	IDN	Pemali, Bangka				X
PT Artha Cipta Langgeng	IDN	Sungailiat, Kepulauan Bangka Belitung				X
PT ATD Makmur Mandiri Jaya	IDN	Sungailiat, Bangka Belitung				X
PT Babel Inti Perkasa	IDN	Lintang, Kepulauan Bangka Belitung				X
PT Babel Surya Alam Lestari	IDN	Badau, Badau				X
PT Bangka Kudai Tin	IDN					X
PT Bangka Prima Tin	IDN	Pangkalan Baru, Kepulauan Bangka Belitung				X
PT Bangka Putra Karya	IDN	a. Pangkal Pinang, Bangkia, Indonesia				X
PT Bangka Timah Utama Sejahtera	IDN					X
PT Bangka Tin Industry	IDN	Sungailiat, Kepulauan Bangka Belitung				X
PT Belitung Industri Sejahtera	IDN	West Belitung, Kepulauan Bangka Belitung				X
PT BilliTin Makmur Lestari	IDN	Sungailiat, Bangka				X
PT Bukit Timah	IDN	Pangkal Pinang, Kepulauan Bangka Belitung				X
PT Cipta Persada Mulia	IDN	Riau, Bangka				X
PT DS Jaya Abadi	IDN	Pangkal Pinang, Kepulauan Bangka Belitung				X
PT Eunindo Usaha Mandiri	IDN	Karimun, Kepulauan Riau				X
PT Fang Di MulTindo	IDN					X
PT HP Metals Indonesia	IDN					X
PT Inti Stania Prima	IDN	Sungailiat, Kepulauan Bangka Belitung				X
PT Karimun Mining	IDN	Karimun, Kepulauan Riau				X
PT Kijang Jaya Mandiri	IDN	Sungailiat, Kepulauan Bangka Belitung				X
PT Koba Tin	IDN					X
PT Lautan Harmonis Sejahtera	IDN	Pasir Putih, Kepulauan Bangka Belitung				X
PT Menara Cipta Mulia	IDN	Mentawak, Kepulauan Bangka Belitung				X
PT Mitra Stania Prima	IDN	Sungailiat, Kepulauan Bangka Belitung				X
PT O.M. Indonesia	IDN	Bekasi, Jawa Barat				X

PT Panca Mega Persada	IDN	Sungailiat, Kepulauan Bangka Belitung			X
PT Pelat Timah Nusantara Tbk	IDN				X
PT Premium Tin Indonesia	IDN	Pangkalan, Kepulauan Bangka Belitung			X
PT Prima Timah Utama	IDN	Pangkal Pinang, Kepulauan Bangka Belitung			X
PT Refined Bangka Tin	IDN	Sungailiat, Kepulauan Bangka Belitung			X
PT Sariwiguna Binasentosa	IDN	Pangkal Pinang, Kepulauan Bangka Belitung			X
PT Seirama Tin investment	IDN				X
PT Stanindo Inti Perkasa	IDN	Pangkal Pinang, Kepulauan Bangka Belitung			X
PT Sukses Inti Makmur	IDN	Sungai Samak, Kepulauan Bangka Belitung			X
PT Sumber Jaya Indah	IDN	Pangkal Pinang, Kepulauan Bangka Belitung			X
PT Supra Sukses Trinusa	IDN				X
PT Timah (Persero) Tbk	IDN	Kundur, Riau; Mentok, Bangka Belitung			X
PT Tinindo Inter Nusa	IDN	Pangkal Pinang, Bangka			X
PT Tirus Putra Mandiri	IDN				X
PT Tommy Utama	IDN	Gantung, Bangka, Indonesia			X
PT Wahana Perkit Jaya	IDN	Topang Island, Riau Province			X
PT Yinchendo Mining Industry	IDN				X
PX Précinox S.A.	CHE	La Chaux-de-Fonds, Neuchâtel	X
QuantumClean	USA	Fremont, California		X
Rand Refinery (Pty) Ltd.	ZAF	Germiston, Gauteng	X
Refinery of Seemine Gold Co., Ltd.	CHN		X
Remondis Argentia B.V.	NLD	Moerdijk, North Brabant	X
Republic Metals Corporation	USA	Miami, Florida	X
Resind Indústria e Comércio Ltda.	BRA	São João Del Rei, Minas Gerais		X	X
RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHN	Zhuzhou, Hunan		X
Royal Canadian Mint	CAN	Ottawa, Ontario	X
Rui Da Hung	TWN	Longtan Shiang Taoyuang, Taiwan			X
SAAMP	FRA	Paris, Île-de-France	X
Sabin Metal Corp.	USA		X
Safimet S.p.A	ITA	Arezzo, Toscana	X
SAFINA A.S.	CZE	Vestec, Harare	X

Sai Refinery	IND	Parwanoo, Himachal Pradesh	X
Samduck Precious Metals	KOR	Namdong, Incheon Gwang'yeogsi	X
Samwon Metals Corp.	KOR		X
Sanher Tungsten Vietnam Co., Ltd.	VNM	Huyen Nhon Trach, Tinh Dong Nai		X
SAXONIA Edelmetalle GmbH	DEU	Halsbruke, Saxony	X
Schone Edelmetaal B.V.	NLD	Amsterdam, North Holland	X
SEMPSA Joyería Platería S.A.	ESP	Madrid, Community of Madrid	X
Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHN	Laizhou, Yantai	X
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHN	Zhaoyuan, Shandong	X
Sichuan Tianze Precious Metals Co., Ltd.	CHN	Chengdu, Sichuan	X
Singway Technology Co., Ltd.	TWN	Dayuan, Taoyuan	X
So Accurate Group, Inc.	USA		X
SOE Shyolkovsky Factory of Secondary Precious Metals	RUS	Shyolkovo, Moscow Region	X
Soft Metais Ltda.	BRA	Bebedouro, São Paulo				X
Solar Applied Materials Technology Corp.	TWN	Tainan City, Taiwan	X
Solikamsk Magnesium Works OAO	RUS	Solikamsk, Perm Krai			X
South-East Nonferrous Metal Company Limited of Hengyang City	CHN	Hengyang, Hunan		X
Sudan Gold Refinery	SDN	Khartoum	X
Sumitomo Metal Mining Co., Ltd.	JPN	Saijo, Wehime	X
SungEel HiMetal Co., Ltd.	KOR	Gunsan-si, Jeollabuk-do	X
Super Ligas	BRA	Piracicaba, São Paulo				X
T.C.A S.p.A.	ITA	Capolona, Tuscany	X
Taki Chemical Co., Ltd.	JPN	Harima, Hyogo			X
Tanaka Kikinzoku Kogyo K.K.	JPN	Hiratsuka, Kanagawa	X
Tantalite Resources	ZAF				X
Tejing (Vietnam) Tungsten Co., Ltd.	VNM	Halong City, Tây Ninh		X
Telex Metals	USA	Croydon, Pennsylvania			X
Thaisarco	THA	Amphur Muang, Phuket				X
The Refinery of Shandong Gold Mining Co., Ltd	CHN	Laizhou, Shandong	X
Tokuriki Honten Co., Ltd	JPN	Kuki, Saitama	X
Tongling nonferrous Metals Group Co.,Ltd	CHN		X
Tony Goetz NV	BEL	Antwerp, Antwerp	X
TOO Tau-Ken-Altyn	KAZ	Astana, Almaty	X
Torecom	KOR	Asan, Chungcheong	X
Tranzact, Inc.	USA	Lancaster, Pennsylvania			X

Tuyen Quang Non-Ferrous Metals Joint Stock Company	VNM	Tan Quang, Tuyen Quang, Tuyen Quang				X
Ulba Metallurgical Plant JSC	KAZ	Ust-Kamenogorsk, Qaraghandy oblysy			X
Umicore Brasil Ltda.	BRA	Guarulhos, São Paulo	X
Umicore Precious Metals Thailand	THA	Khwaeng Dok Mai, Krung Thep Maha Nakhon	X
Umicore S.A. Business Unit Precious Metals Refining	BEL	Hoboken, Antwerp	X
Unecha Refractory metals plant	RUS	Unecha, Bryansk Region		X
United Precious Metal Refining, Inc.	USA	Alden, New York	X
Universal Precious Metals Refining Zambia	ZMB	Lusaka, Lusaka Province	X
Valcambi S.A.	CHE	Balerna, Ticino	X
Vietnam Youngsun Tungsten Industry Co., Ltd	VNM	Halong City, Quang Ninh		X
VQB Mineral and Trading Group JSC	VNM	Hanoi, Ha Noi				X
Western Australian Mint trading as The Perth Mint	AUS	Newburn, Western Australia	X
White Solder Metalurgia e Mineração Ltda.	BRA	Ariquemes, Rondonia				X
WIELAND Edelmetalle GmbH	DEU	Pforzheim, Baden-Württemberg	X
Wolfram Bergbau und Hutten AG	AUT	St. Martin i-S, Styria		X
Wolfram Company CJSC	RUS	Nalchik, Kabardino-Balkaria Republic, Russia		X
Woltech Korea Co., Ltd.	KOR	Gyeongju-si, Gyeongsangbuk-do		X
Xiamen Tungsten (H.C.) Co., Ltd.	CHN	Xiamen, Fujian		X
Xiamen Tungsten Co., Ltd.	CHN	Haicang, Fujian		X
Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHN	Ganzhou, Jiangxi		X
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHN	Shaoguan, Guangdong		X
XinXing HaoRong Electronic Material Co., Ltd.	CHN	YunFu City, Guangdong			X
Yamakin Co., Ltd.	JPN	Konan, Kochi	X
Yichun Jin Yang Rare Metal Co., Ltd.	CHN	Yichun, Jiangxi			X
Yokohama Metal Co., Ltd.	JPN	Sagamihara, Kanagawa	X
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHN	Geiju, Yunnan				X
Yunnan Copper Industry Co Ltd	CHN		X
Yunnan Tin Company Limited	CHN	Geiju, Yunnan				X
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHN	Sanmenxia, Henan	X
Zhuzhou Cemented Carbide Group Co., Ltd.	CHN	Zhuzhou, Hunan			X